Rule 424(b)(3)
                                 Registration Statement No. 333-71361
                                 Cusip # 12560MBT4

PRICING SUPPLEMENT NO. 2,
Dated June 3, 1999,  to
Prospectus,  dated  February  11,  1999 and
Prospectus Supplement dated March 31, 1999.

                              THE CIT GROUP, INC.
                         MEDIUM-TERM FIXED RATE NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note               (   ) Senior Subordinated Note

Principal Amount:  U.S. $500,000,000.

Proceeds to Corporation (before expenses):  99.615% or $498,075,000.

Underwriting Discount:  0.300%

Issue Price:  99.915% or $499,575,000.

Original Issue Date:  June 8, 1999.

Maturity Date:  June 14, 2002.

Interest Rate Per Annum:  6.500%.

Interest Payment  Dates:  Bi-annually  each June 14 and December 14,  commencing
      December 14, 1999, provided that if any such day is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

      Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

The Notes are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form on or about June 8, 1999.

                           DONALDSON LUFKIN & JENRETTE
                               MERRILL LYNCH & CO.
                            BNY CAPITAL MARKETS, INC.
                                 LEHMAN BROTHERS

Form:  Global Note.

Specified Currency:  U.S. Dollars.

Trustee, Registrar, Authenticating and Paying Agent:
       Harris Trust & Savings Bank, under the Indenture dated as of September 24, 1998 between the Trustee and The CIT Group, Inc. (the "Corporation").

                                 UNDERWRITING



      Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc. and Lehman Brothers Inc.(the "Underwriters") are acting as principals in this transaction.



      Subject to the terms and conditions set forth in a Term Sheet and Agreement dated June 3, 1999 (the "Terms Agreement"), between the Corporation and the Underwriters, incorporating the terms of a Selling Agency Agreement dated May 15, 1996 and amended as of March 31, 1999, between the Corporation and Lehman Brothers, Lehman Brothers Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. (formerly known as Salomon Brothers Inc), and Warburg Dillon Read LLC (formerly known as UBS Securities LLC), the Corporation has agreed to sell to the Underwriters, and the Underwriters have each severally agreed to purchase the principal amount of the Notes set forth below opposite their names. The Underwriters have agreed to reimburse the Corporation for expenses related to this offering in the total amount of $750,000.

      Pursuant to the First Amendment to the Selling Agency Agreement, Chase Securities Inc. was added as a party to the Agreement



      Underwriter                                              Principal Amount

      Donaldson, Lufkin & Jenrette Securities                     $200,000,000
      Corporation
      Merrill Lynch, Pierce, Fenner & Smith                       $200,000,000
      Incorporated
      BNY Capital Markets, Inc.                                    $50,000,000
      Lehman Brothers Inc.                                         $50,000,000

      Total                                                       $500,000,000



      Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

      The Underwriters have advised the Corporation that they propose to initially offer the Notes to the public at the Issue Price set forth above. After the initial public offering, the public offering price and other terms may be changed from time to time. In connection with the sale of the Notes, the Underwriters may be deemed to have received compensation from the Corporation in the form of underwriting discounts, and the Underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

      The Notes are a new issue of securities with no established trading market. The Corporation currently has no intention to list the Notes on any securities exchange. The Corporation has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

      The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.